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                                                                    EXHIBIT 23.3



                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



     As independent public accountants, we hereby consent to the incorporation by reference in this Amendment No. 1 to Form S-3 to be filed on or about October 31, 1997 of our reports dated June 27, 1997 on the financial statements of the Predecessor Company for the four months ended April 30, 1996, of Hercules Offshore Corporation as of and for the eight months ended December 31, 1996 and of Hercules Rig Corp. as of December 31, 1996 and for the year ended December 31, 1996, and to all references to our Firm included in this Amendment No. 1 to this Registration Statement.



                                          ARTHUR ANDERSEN LLP



Houston, Texas


October 31, 1997